EXHIBIT 11
            STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                          THREE MONTHS ENDED              SIX MONTHS ENDED
                              APRIL 30,                       APRIL 30,
                          ------------------             ------------------
                          1998         1997              1998          1997
                          ----         ----              ----          ----

                   Basic   Fully    Basic  Fully     Basic  Fully  Basic  Fully
                          Diluted         Diluted          Diluted       Diluted

(in thousands except per share amount)

Net Income.......  4,270   4,270    6,201  6,201     6,456   6,456  7,217  7,217

Weighted Average
 Shares
 Outstanding.....  6,560   6,560    6,534  6,534     6,557   6,557  6,534  6,534

Assumed Issuances
 Under stock
 Option Plans....            204             125               194           135
                   -----   -----    -----  -----     -----   -----  -----  -----
                   6,560   6,764    6,534  6,659     6,557   6,751  6,534  6,669
                   -----   -----    -----  -----     -----   -----  -----  -----
Earnings per
 common share....   $.65    $.63     $.95   $.93      $.98    $.96  $1.10  $1.08
                   =====   =====    =====  =====     =====   =====  =====  =====